EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NYFIX, Inc. (the “Company”) of our reports, dated August 1, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Friedman LLP
East Hanover, New Jersey
September 27, 2007